THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



         Subject to Completion, Pricing Supplement dated July 31, 2000

PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                          Dated         , 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.

                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                              7.50% Notes due 2010
             Continuously Offered INcome Securities(sm) (COINS(sm))

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     The COINS will not be listed on any national securities exchange or accepted for quotation on a trading market. There may be little or no secondary market for the COINS. Morgan Stanley & Co. Incorporated currently intends to act as market maker for COINS, but is not required to do so.

Principal Amount:            To be determined on the day
                             we offer the COINS for initial sale to the public, which is expected to be August 4, 2000.

Maturity Date:               July 1, 2010

Settlement Date
   (Original Issue Date):    Expected to be August 9,
                             2000

Interest Accrual Date:       Expected to be August 9,
                             2000

Issue Price:                 100%

Agent's Discount
   or Commission:            1.50%

Proceeds to Company:         98.50%

Specified Currency:          U.S. Dollars

Redemption Percentage:       N/A

Redemption Dates:            N/A

Annual Redemption
   Percentage Reduction:     N/A

Interest Rate:               7.50% per year

Interest Payment Dates:      January 1, April 1, July 1
                             and October 1, commencing
                             October 1, 2000

Interest Payment Period:     Quarterly

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley & Co.
                             Incorporated

Trustee:                     The Chase Manhattan Bank

Minimum
   Denomination:             $25 and integral multiples
                             thereof

CUSIP:


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. "Continuously Offered INcome Securities" and "COINS" are our service marks.

                           MORGAN STANLEY DEAN WITTER